Exhibit 4.25

Execution Version

SERIES A PREFERRED SHARES Subscription AGREEMENT

THIS SERIES A PREFERRED SHARES Subscription AGREEMENT (the “Agreement”) is made and entered into as of October 12, 2015 by and among:

1.	58 Daojia Inc., a company incorporated under the Laws (as defined in Section 3.01) of the British Virgin Islands with its registered office located at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (the “Company”);

2.	58 Daojia Holdings Limited, a company incorporated under the Laws of Hong Kong with its registered office located at Suite 1203, 12/F Ruttonjee HSE, 11 Duddell St., Central, Hong Kong (“Daojia HK”);

3.	Beijing 58 Daojia Information Technology Co., Ltd (北京五八到家信息技朮有限公司), a limited liability company incorporated under the Laws of the People’s Republic of China (not including the Hong Kong Special Administrative Region, the Macao Special Administrative Region or Taiwan, the “PRC”) with its registered office located at D-101A-123, #B-2, Zhongguancun Dongsheng Technology Park, 66 Xixiaokou Road, Haidian District, Beijing, PRC (the “WFOE”);

4.	Tianjin 58 Daojia Life Services Co., Ltd (天津五八到家生活服务有限公司), a limited liability company incorporated under the Laws of the PRC (“Tianjin Daojia” and together with the WFOE, the “PRC Companies” and each a “PRC Company”);

5.	58.com Inc., a company incorporated under the Laws of the Cayman Islands, with its registered office located at Codan Trust Company (Cayman) Limited, Cricket Square, P.O. Box 2681, Grand Cayman KY1-1111 (“58.com” or an “Investor” and, together with the New Investors (as defined below), the “Investors”);

6.	Chen Xiaohua (陈小华) (Chinese ID No. );

7.	Bai Ou (白鸥) (Chinese ID No. );

8.	Yao Jinbo (姚劲波) (Chinese ID No. );

9.	Trumpway Limited, a company incorporated under the laws of the British Virgin Islands with its registered office located at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands and wholly owned by Chen Xiaohua (陈小华) (“Trumpway”);

10.	Cloud Knight Holdings Limited, a company incorporated under the laws of the British Virgin Islands with its registered office located at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands and wholly owned by Bai Ou (白鸥) (“Cloud Knight”);

11.	Nihao China Corporation, a company incorporated under the laws of the British Virgin Islands with its registered office located at Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands and wholly owned by Xinyi Limited, a company incorporated under the Laws of The Bahamas which in turn is wholly owned by Credit Suisse Trust Limited as trustee of The Xinyi Trust with Mr. Yao Jinbo as settlor and Mr. Yao Jinbo and his family members as beneficiaries (together with Trumpway and Cloud Knight, the “SPVs”; and the SPVs, Chen Xiaohua (陈小华), Bai Ou (白鸥) and Yao Jinbo (姚劲波) together, the “Management Shareholders” and each a “Management Shareholder”); and

12.	Persons listed on Schedule A attached hereto other than 58.com (each an “Investor” or a “New Investor”, collectively the “New Investors”).

The Company, Daojia HK, the WFOE and Tianjin Daojia are referred to collectively herein as the “Group” or the “Group Companies”, and each, a “Group Company”.

RECITALS

A.           Prior to the execution of this Agreement, the Group Companies and 58.com have adopted a plan for the spinoff of the Company from 58.com in the form attached hereto as Exhibit A (the “Spinoff Plan”);

B.           Tianjin Daojia is engaged in the business of providing local life services (the “Business”);

C.           The Company desires to issue and allot to the Investors, and each of the Investors desires to subscribe and pay for, a certain number of series A convertible preferred shares, with a par value of US$0.00001 per share (the “Series A Preferred Shares”), on the terms and subject to the conditions set forth in this Agreement; and

D.           The parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereto hereby agree as follows:

Article I

Issuance and Subscription

Section 1.01         Subscription of Purchased Shares.

Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 1.03), the Company shall issue and allot to each Investor, and each Investor shall, severally and not jointly, subscribe and pay for, the number of Series A Preferred Shares as set forth opposite the name of such Investor on Schedule A attached hereto (the “Purchased Shares”), at a price of US$7.3529 for each Series A Preferred Share, amounting to an aggregate purchase price (assuming the subscription by each Investor of its allocable Purchased Shares) of US$300,000,000 (the “Purchase Price”). The Series A Preferred Shares shall have the rights, preferences, privileges and restrictions as set forth in the Amended and Restated Memorandum and Articles of Association of the Company in the form attached hereto as Exhibit B (the “Restated Articles”).

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Section 1.02         Transfer of Funds.

The Purchase Price shall be paid at Closing by wire transfer of United States dollars in immediately available funds to the account of the Company in accordance with the wire transfer instructions set forth on Schedule E hereto.

Section 1.03         Post-Investment Capitalization Structure.

Following the closing of the issuance and subscription of the Purchased Shares pursuant to this Agreement (the “Closing”), the post-investment capitalization structure of the Company shall be as set forth in Part II of Schedule C attached hereto.

Section 1.04         Stamp Taxes.

The Company shall bear and pay any British Virgin Islands stamp Tax, stamp duty, stamp duty reserve Tax or similar Tax (as defined in Section 3.11) due in connection with the issuance and subscription of the Purchased Shares, if any.

Article II

CLOSING; DELIVERY

Section 2.01         Closing. The Closing shall be conducted remotely by the exchange of documents and signatures as soon as practicable, but in no event later than thirteen (13) Business Days following the satisfaction or waiver of all of the conditions set forth in Article VII and Article VIII hereof, as confirmed in writing by the Investors and the Company, or at such other place or at such other time or on such other date as the Company and the Investors may mutually agree in writing. The purchase of all the Purchased Shares by the Investors shall be completed simultaneously at the Closing. For the avoidance of doubt, no Investor shall be required to consummate its purchase of any Purchased Shares (as contemplated hereunder) at the Closing unless the other Investors also consummate their respective purchases of the Purchased Shares. “Business Day” means any calendar day other than a Saturday or Sunday on which banks are ordinarily open for general business in: the United States of America; the Cayman Islands; the British Virgin Islands; Hong Kong and the PRC.

Section 2.02         Delivery.

At the Closing, against payment by each Investor of its portion of the Purchase Price pursuant to Section 1.01, and in addition to any items the delivery of which is made an express condition to the Investors’ obligations at the Closing pursuant to Article VII, the Company shall deliver to each Investor (i) a copy of the updated register of members of the Company showing such Investor as the holder of the Purchased Shares purchased by such Investor hereunder, duly certified by the registered agent of the Company, (ii) one or more certificates evidencing the Purchased Shares purchased by such Investor hereunder and (iii) a copy of the updated register of directors of the Company evidencing the appointment of the directors of the Company in accordance with Section 7.06, duly certified by the registered agent of the Company.

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Article III

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

The Group Companies and 58.com (collectively, the “Warrantors” and individually, a “Warrantor”) hereby jointly and severally represent and warrant to each Investor, subject to the disclosures set forth in the disclosure schedule delivered to the Investors (the “Disclosure Schedule”, which disclosures shall be deemed to be disclosed to the Investors and to qualify the representations and warranties of the Warrantors to the Investors only to the extent that it is reasonably apparent from a reading of such disclosures that such disclosures are relevant to a particular representation and warranty and such disclosures include sufficient details to assess the nature and scope of the matter disclosed), as of the date hereof and as of Closing (unless otherwise specified), the following (it being understood that for purposes of the following representations and warranties, “to the knowledge of the Warrantors” or words of similar effect shall mean the actual knowledge of, with respect to each such Warrantor, the individuals listed in Section 3.00 of the Disclosure Schedule, and that knowledge which should have been acquired by each such individual after such due and diligent inquiries by such individual as a prudent business person would have made or exercised in the management of his or her business affairs):

Section 3.01         Organization, Standing and Qualification.

Each Warrantor is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite legal and corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Warrantor is duly qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), prospects, assets or Liabilities (as defined below) relating to, or results of operation of or business as presently conducted and intended to be conducted of any Group Company (a “Material Adverse Effect”). The Company was formed solely to acquire and hold equity interests in the WFOE and since its formation has not engaged in any other business and has not incurred any Liability. “Liabilities” means, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due. The business license and articles of association of each of the PRC Companies is in full force and effect under, and in compliance with, the Laws of the PRC. “Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any Governmental Order. “Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Hong Kong Special Administrative Region, the Cayman Islands, the British Virgin Islands or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization. “Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

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Section 3.02         Capitalization.

(a)          Shares. As of the date hereof, the Company is authorized to issue a maximum of 200,000,000 ordinary shares of a single class, with a par value of US$0.00001 per share (the “Ordinary Shares”), of which 90,980,000 Ordinary Shares are issued and outstanding. The Company will be authorized to issue, immediately following registration of the Restated Articles (as defined below) at the BVI Registrar of Corporate Affairs prior to the Closing, (i) 200,000,000 Class A ordinary shares, with a par value of US$0.00001 per share (the “Class A Ordinary Shares”), of which 83,100,000 will be issued and outstanding, (ii) 200,000,000 Class B ordinary shares, with a par value of US$0.00001 per share (the “Class B Ordinary Shares”), of which 1,880,000 will be issued and outstanding, (iii) 200,000,000 Class C ordinary shares, with a par value of US$0.00001 per share (the “Class C Ordinary Shares”), of which 6,000,000 will be issued and outstanding, and (iv) 40,800,000 Series A Preferred Shares, none of which will be issued and outstanding. The rights, privileges and preferences of the Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Series A Preferred Shares are set out in the Shareholders Agreement (as defined below) and/or the Restated Articles.

(b)          Options. Except for up to 9,020,000 Ordinary Shares (and options and warrants therefor) and 11,020,000 Class A Ordinary Shares (and options and warrants therefor) reserved as of the date hereof and immediately following the Closing, respectively, for issuance to directors, employees and advisors of the Group Companies pursuant to the Company’s 2015 Share Incentive Plan approved by the board of directors of the Company (the “Board”) as of February 10, 2015 and to be amended and restated on the Closing Date (the “2015 Plan”), and as contemplated hereby and by the other Transaction Documents (as defined below) and/or the Restated Articles, there are no options, restricted stock, restricted stock units, stock appreciation rights, phantom stock, profits interests, warrants, conversion privileges, agreements or rights of any kind (except for the Investor Rights Agreement, dated as of June 30, 2014, by and between 58.com, Ohio River Investment Limited (“Ohio River”) and other parties thereto (the “Investor Rights Agreement”)) with respect to the issuance or purchase of, or valued by reference to, in whole or in part, the Equity Securities of the Company or any other Group Company. Apart from the shareholders agreement to be entered into at the Closing (the “Shareholders Agreement”) in the form attached hereto as Exhibit C, no Group Company is a party to any contract that would subject any of its Equity Securities (including the Purchased Shares and other Preferred Shares in the case of the Company), or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by such Group Company, to any preemptive rights, rights of first refusal or other rights of any kind to purchase such shares (whether in favor of such Group Company or any other Person). No Group Company is a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration, redemption, or repurchase of, any of its outstanding Equity Securities. “Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

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(c)          Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable contracts and are fully paid and non-assessable. All share capital of each Group Company is and as of the Closing shall be free of any and all Encumbrances (except as provided under the Transaction Documents and pursuant to applicable Laws). There are no (i) resolutions pending to change the share capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company or (ii) dividends which have accrued or been declared but are unpaid by any Group Company. “Encumbrance” means any claim, mortgage, lien, pledge, title defect, easement, adverse claim, restrictive covenant, option, charge, security interest, encumbrance or other similar right of any third parties or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of law, and includes any agreement to grant any of the foregoing in the future.

(d)          Vesting. No contract of any Group Company relating to its Equity Securities provides for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. No Group Company has ever adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

(e)          Immediately upon the Closing, the Company’s ownership structure shall be as set forth in Part II of Schedule C attached hereto.

Section 3.03         Subsidiaries; Group Structure.

(a)          As of the date hereof, except for (i) Daojia HK, 100% of the share capital of which is owned by the Company and (ii) the WFOE, 100% of the equity interest of which is owned by Daojia HK, the Company does not own or control, directly or indirectly, any equity interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Company is not obligated to make any investment in or capital contribution in or on behalf of any other Person.

(b)          As of the Closing, except for (i) Daojia HK, 100% of the share capital of which is owned by the Company, (ii) the WFOE, 100% of the equity interest of which is owned by Daojia HK and (iii) Tianjin Daojia, which will be effectively controlled by the Company prior to the Closing pursuant to the Control Agreements, the Company does not own or control, directly or indirectly, any equity interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. “Control Agreements” means collectively, such agreements as set forth in Section 3.02(b) of the Disclosure Schedule. As of the Closing, none of Daojia HK and the PRC Companies is obligated to make any investment in or capital contribution in or on behalf of any other Person.

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(c)          As of the date hereof and the Closing, none of Daojia HK and the PRC Companies has any subsidiaries, owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity or maintains any offices or branches or subsidiaries except as set forth in Section 3.03 of the Disclosure Schedule.

Section 3.04         Due Authorization.

Each Warrantor has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any party hereto in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, the Shareholders Agreement, the Spinoff Plan, the Business Cooperation Agreement, the Strategic Cooperation Agreement, the 58.com Non-Compete (as defined in Section 7.21) and the Control Agreements, the “Transaction Documents”) to the extent that it is a party and to carry out and perform its obligations thereunder. All action on the part of each Warrantor, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of the respective obligations of such Warrantor under the Transaction Documents to which it is a party, the Restated Articles, or the certificate of incorporation or other equivalent corporate charter document of any of the Group Companies (collectively, and with the Restated Articles in the case of the Company, the “Constitutional Documents”), and (ii) in the case of the Company, the authorization, issuance, reservation for issuance, sale and delivery of all of the Purchased Shares being issued and allotted under this Agreement and of the Ordinary Shares issuable upon conversion of such Purchased Shares (the “Conversion Shares”) has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by each Warrantor. Each of the Transaction Documents and the Constitutional Documents is or will, upon its execution be a valid and binding obligation of each Warrantor that is a party thereto, enforceable against such Warrantor in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws of general application affecting creditors’ rights generally and to general equitable remedies.

Section 3.05         Valid Issuance of Purchased Shares.

(a)          The Purchased Shares when issued, allotted, delivered and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and will be free of any Encumbrance, other than Encumbrances under the Transaction Documents and the Constitutional Documents and under applicable securities Laws. The Conversion Shares have been validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be validly issued, fully paid and nonassessable and will be free of any Encumbrance, other than Encumbrances under the Transaction Documents and the Constitutional Documents, and under applicable securities Laws. The issuance of the Purchased Shares is not subject to any preemptive rights, rights of first refusal or similar rights.

(b)          All currently outstanding capital shares of each Group Company are validly issued, fully paid and nonassessable, and all outstanding shares, options, warrants and other securities of each Group Company have been issued in full compliance with the requirements of all applicable securities Laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities Laws and regulations, including, without limitation, anti-fraud provisions.

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Section 3.06         Approvals.

All Approvals with respect to or on the part of any Group Company or any Management Shareholder required in connection with its valid execution, delivery, or performance of the transactions contemplated by this Agreement or the other Transaction Documents or the offer, sale, issuance or reservation for issuance of the Purchased Shares or Conversion Shares have been obtained or will be obtained prior to the Closing. Other than the consent of Ohio River pursuant to Section 2.05 of the Investor Rights Agreement, there is no other consent or Approval required from any third party in order for Alibaba to increase, nor any other restriction preventing Alibaba from increasing, its ownership interest in the Company following the Closing to 25% of the outstanding issued shares of the Company (on a fully-diluted as converted basis) pursuant to the exercise of the right of participation of Alibaba under the Shareholders Agreement. “Approval” means any approval, authorization, license, permit, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

Section 3.07         Offering.

The offer, sale and issuance of the Purchased Shares and the Conversion Shares, as contemplated by the Transaction Documents, are exempt from the qualification, registration and prospectus delivery requirements of the Act and any other applicable securities Laws.

Section 3.08         Liabilities.

Except (i) as set forth in Section 3.08 of the Disclosure Schedule, (ii) as set forth in the Financial Statements (as defined in Section 3.10) that have not been satisfied since the Statement Date (as defined in Section 3.10), and (iii) current liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices and which do not exceed RMB1 million in the aggregate, no Group Company has any Liabilities.

Section 3.09         Constitutional Documents.

The Constitutional Documents of each Group Company are in the form provided to the Investors. Each Group Company has made available to the Investors or its counsel a copy of its minute books, to the extent such Group Company keeps minute books. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects all transactions referred to in such minutes accurately in all material respects.

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Section 3.10         Financial Statements.

(a)          The Company has delivered to the Investors true, correct and complete copies of (i) the audited balance sheet and statement of operations and cash flows for Tianjin Daojia as of and for the twelve-month period ending on December 31, 2014 and (ii) the unaudited consolidated balance sheet and statement of operations and cash flows for the Group as of and for the eight-month period ending August 31, 2015 (the “Statement Date”). The financial statements referred to in (i) above are referred herein as the “Audited Financial Statements” and the financial statements referred to in (ii) above are referred herein as the “Unaudited Financial Statements” (together with Audited Financial Statements, the “Financial Statements”). The Financial Statements (A) are complete and correct in all material respects, (B) have been prepared in accordance with the Books and Records (as defined in Section 3.26) of Tianjin Daojia or the Group, as applicable and (C) were prepared in accordance with the Applicable Accounting Principles applied on a consistent basis throughout the periods involved. Except for such line items as set forth in Part 二 of the Spinoff Plan, the Audited Financial Statements fairly present in all material respects the financial condition and position of Tianjin Daojia as of the date indicated therein and the results of operations and cash flows of Tianjin Daojia for the period indicated therein. Except for such line items as set forth in Part 二 of the Spinoff Plan, the Unaudited Financial Statements fairly present in all material respects the financial condition and position of the Group as of the date indicated therein and the results of operations and cash flows of the Group for the period indicated therein. “Applicable Accounting Principles” means, in the case of the PRC Companies, the Accounting Standards for Business Enterprise (《企业会计准则》) promulgated by the Ministry of Finance of the PRC, and, in the case of all other Group Companies, U.S. GAAP (as defined below). All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with the Applicable Accounting Principles), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of the Group Companies to the knowledge of the Warrantors.

(b)          The financial projections and business plan provided by the Company to the Investors (including the Business Plan) were reasonably prepared on a basis reflecting management’s best estimates, assumptions and judgments, at the time provided to the Investors, as to the future financial performance of the Group.

Section 3.11         Changes.

Since the Statement Date, except as expressly contemplated by this Agreement, the Control Agreements and the Spinoff Plan, the Group has operated its business in the ordinary course consistent with its past practice, there has not been any Material Adverse Effect or any material change in the way the Group conducts its business, no Group Company has entered into any transaction outside of the ordinary course of business consistent with its past practice, and there has not been by or with respect to any Group Company:

(a)          any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, or any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

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(b)          any waiver, termination, settlement or compromise of a valuable right or of a material debt;

(c)          any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Encumbrance or (2) any indebtedness or guarantee in excess of RMB1 million, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution in excess of RMB1 million;

(d)          except in the ordinary course of business consistent with its past practice, any amendment to any Group Company Contract, any entering into of any new Group Company Contract, or any termination of any contract that would have been a Group Company Contract if in effect on the date hereof, or any amendment to any Charter Document, or any amendment to or waiver under any Charter Document, in each case except for as expressly provided for or disclosed in this Agreement;

(e)          any declaration, setting aside or payment or other distribution in respect of any Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any Equity Securities;

(f)          any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operations or business (as presently conducted) of any Group Company;

(g)          any material change in accounting methods or practices or any revaluation of any of its assets;

(h)          entry into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes (as defined below), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return (as defined below);

(i)          any commencement or settlement of any material Action; or

(j)          any agreement or commitment to do any of the things described in this Section 3.11.

“Tax” means (i) in the PRC: (A) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (B) all interest, penalties (administrative, civil or criminal), late payment surcharge or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A) above, and (C) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (A) and (B) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i) above. “Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

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Section 3.12         Title to Properties and Assets.

(a)          Title. Except as set forth in the Spinoff Plan, each Group Company has good and marketable title to all of its assets, whether real, personal or mixed, purported to be owned by it (including but not limited to all such assets reflected in the Financial Statements), in each case free of any Encumbrance. The foregoing assets collectively represent in all material respects all assets, rights and properties necessary for the conduct of the business of the Group in the manner conducted during the periods covered by the Financial Statements. Except for leased items, no Person other than a Group Company owns any interest in any such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease. With respect to the material property and assets it leases, except as set forth in Section 3.12(a) of the Disclosure Schedule, each Group Company is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any Encumbrance other than the existing rights of lessors of such property and assets.

(b)          Real Property. No Group Company owns any real property or has any easements, licenses, rights of way, or other interests in or to real property. All leasehold properties of the Group are held under valid, binding and enforceable leases of a Group Company. Except as set forth in the Spinoff Plan, there are no facilities, services, assets or properties shared with any other Person which is not a Group Company, which are used in connection with the business of the Group.

(c)          Personal Property. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (i) in good condition and repair in all material respects (reasonable wear and tear excepted) and (ii) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

(d)          Sufficiency of Assets. As of the Closing, except as set forth in the Spinoff Plan, the assets of the Group Companies will include all assets, tangible and intangible, necessary and sufficient to conduct the Business of the Group Companies in the manner in which it is currently being conducted and currently proposed to be conducted.

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Section 3.13         Intellectual Property.

(a)          The following terms, as used herein, have the following meanings:

(i)	“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (A) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (B) all trademarks, service marks, trade names, service names, brand names, d/b/a names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (C) all Internet domain names; (D) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (E) all trade secrets and other proprietary confidential information; and (F) all other intellectual property rights arising from or relating to Technology.

(ii)	“Personal Information” means all information from or about an individual person which is used or could be used to identify, contact or precisely locate the individual.

(iii)	“Privacy Laws” means all laws in any jurisdiction governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, including all laws governing data breach notification.

(iv)	“Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.

(v)	“Technology” means, collectively, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, analyses, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.

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(b)          Section 3.13(b) of the Disclosure Schedule sets forth an accurate and complete list of all registered Intellectual Property owned by the Group Companies, 58.com or any Affiliate and used in the conduct of the Business of the Group Companies as currently conducted and as currently proposed to be conducted (excluding know-how and trade secrets), including, for each such item of registered Intellectual Property, the registration or application number and date (as applicable), the jurisdiction and the name of the registrant. Except as set forth under the Spinoff Plan or in Section 3.13(b) of the Disclosure Schedule, as of the Closing, the Group Companies are (or will be) the sole and exclusive owner of, or have (or will have) valid and continuing rights to use pursuant to a written agreement all Intellectual Property and Technology used in the conduct of the Business of the Group Companies, free and clear of all Encumbrances or obligations to others. As of the Closing, the Intellectual Property and Technology rights of the Group Companies will include all of the Intellectual Property and Technology rights necessary and sufficient to conduct the Business of the Group Companies in the manner in which it is currently being conducted and currently proposed to be conducted. The registered Intellectual Property set forth on Section 3.13(b) of the Disclosure Schedule is subsisting and, to the knowledge of the Warrantors, valid and enforceable.

(c)          Except for commercial off-the-shelf Software available for an aggregate license fee of no more than US$10,000 (which exception shall not apply to any Open Source Software (as defined below)), Section 3.13(c) of the Disclosure Schedule sets forth a complete and accurate list of all contracts to which a Group Company, 58.com or an Affiliate is a party pursuant to which a Group Company, 58.com or an Affiliate grants or is granted rights to, in or under any Intellectual Property or Technology used in the conduct of the Business of the Group Companies. None of the Group Companies, 58.com nor any Affiliate is in default under any such contract, nor, to the knowledge of the Warrantors, is any other party to any such contract in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

(d)          To the knowledge of the Warrantors, none of the business and operations of the Group Companies or the Intellectual Property or Technology owned by or licensed to the Group Companies, 58.com or an Affiliate and used in the conduct of the Business of the Group Companies infringe, constitute an unauthorized use of, misappropriate or violate any Intellectual Property or other similar right of any Person.

(e)          None of the Group Companies, 58.com or an Affiliate is the subject of any pending or, to the knowledge of the Warrantors, threatened Action by any Person against the Group Companies, 58.com or an Affiliate which involves a claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property or challenging the ownership, use, validity or enforceability of the Intellectual Property owned by or licensed to the Group Companies, 58.com or an Affiliate and used in the conduct of the Business of the Group Companies. None of the Group Companies, 58.com or an Affiliate has received written notice of any such threatened claim and, to the knowledge of the Warrantors, there are no facts or circumstances that would form the basis for any such claim or challenge.

(f)          To the knowledge of the Warrantors, no Person is infringing, violating, misusing or misappropriating any Intellectual Property owned by the Group Companies, 58.com or an Affiliate and used in the conduct of the Business of the Group Companies, and no such claims have been made against any Person by the Group Companies, 58.com or an Affiliate.

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(g)          The Group Companies, 58.com or an Affiliate have taken adequate security measures, consistent with standard practices in the industry in which the Group Companies operate, to protect the secrecy, confidentiality and value of all the trade secrets and any other non-public, proprietary information included in the Intellectual Property and Technology owned by or licensed to the Group Companies, 58.com or an Affiliate and used in the conduct of the Business of the Group Companies as currently conducted and as currently proposed to be conducted. With respect to the Intellectual Property, trade secrets and other confidential information owned by the Group Companies and the Intellectual Property, trade secrets and other confidential information owned by 58.com or any Affiliate and licensed by any Group Company or used in the conduct of the Business of the Group Companies as currently conducted or as currently proposed to be conducted, the Group Companies, 58.com or an Affiliate have executed valid, written agreements with all of their past and present employees, contractors and consultants pursuant to which such employees, contractors and consultants have: (i) agreed to hold all such trade secrets and other confidential information in confidence both during and after their engagement and/or employment, and (ii) presently and irrevocably assigned to the Group Companies, 58.com or an Affiliate all their rights in and to all Intellectual Property they develop or have developed in the course of their engagement and/or employment. No confidential information owned by the Group Companies, or owned by 58.com or any Affiliate but used in the conduct of the Business of the Group Companies as currently conducted or as currently proposed to be conducted, has been authorized to be disclosed or, to the knowledge of the Warrantors, has been actually disclosed to any Person other than pursuant to a valid, written non-disclosure agreement restricting the disclosure and use of such information both during and after the term of their engagement. No Person, other than the Group Companies, 58.com or an Affiliate has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property used in the conduct of the Business of the Group Companies as currently conducted or as currently proposed to be conducted and developed by such employees, contractors or consultants.

(h)          Section 3.13(h) of the Disclosure Schedule sets forth an accurate and complete list of all (i) Software owned exclusively by the Group Companies, 58.com or an Affiliate and used in the conduct of the Business of the Group Companies as currently conducted and as currently proposed to be conducted, (ii) other Software material to the conduct of the Business of the Group Companies that is not exclusively owned by the Group Companies, 58.com or an Affiliate, excluding commercial-off-the-shelf Software available on reasonable terms for an aggregate license fee of no more than $10,000, and (iii) open source Software, freeware, public library or other Software distributed under similar licensing or distribution models (collectively, “Open Source Software”) material to the business practices, methods, products, services or operations of the Group Companies.

(i)          The Software, hardware, servers, networks, interfaces databases, computer equipment and other information technology owned or used by the Group Companies, 58.com or an Affiliate and used in the Business of the Group Companies (“Company Systems”) are adequate for the business of the Group Companies as currently conducted and as currently proposed to be conducted. The Company Systems have not suffered any material failure within the past three (3) years. The Group Companies maintain security, business continuity and disaster recovery plans, procedures and facilities consistent with standard practices in the industry in which the Group Companies operate. The Group Companies, 58.com or an Affiliate has secured all necessary license rights from third party owners of Software, Intellectual Property and Technology utilized in connection with the Company Systems sufficient for the operation of the Company Systems as currently conducted and as currently proposed to be conducted.

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(j)          Except as set forth on Section 3.13(j) of the Disclosure Schedule, no Open Source Software has been incorporated into any material Company Systems or Software owned or licensed by the Group Companies, 58.com or an Affiliate and used in the conduct of the Business of the Group Companies that would in any way obligate the Group Companies, 58.com or an Affiliate to disclose to any third party the source code for any such Software. None of the Group Companies, 58.com nor an Affiliate has provided or is obligated to provide to any third party the source code for any material Software owned or purportedly owned by the Group Companies, 58.com or any Affiliate and used in the conduct of the Business of the Group Companies.

(k)          The Group Companies, 58.com or an Affiliate during the conduct of the Business of the Group Companies, has complied in all material respects with all applicable Privacy Laws.

Section 3.14         Group Company Contracts and Obligations.

A true and complete list of the Group Company Contracts (as defined below) is set forth in Section 3.14 of the Disclosure Schedule, a true, fully-executed copy of which (and a written summary of each non-written Group Company Contract) has been delivered to the Investors. Each Group Company Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect, and such Group Company has duly performed all of its obligations under each Group Company Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or, to the knowledge of the Warrantors, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Group Company Contract or that any other party thereto has breached, violated or defaulted under any Group Company Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Group Company Contract or that any other party thereto intends to terminate such Group Company Contract. For the purpose of this Agreement, the term “Group Company Contract” means any contract to which a Group Company is bound that (a) involves obligations (contingent or otherwise) or payments in excess of US$500,000 individually or in the aggregate per annum or that has an unexpired term in excess of one (1) year, (b) involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities other than those pursuant to the 2015 Plan, (e) involves any provisions providing exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with an officer, director, shareholder or Affiliate (as defined in Section 9.04), (g) involves indebtedness, an extension of credit, a guaranty or assumption of any obligation in excess of US$500,000, or the grant of an Encumbrance, (h) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business, (i) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than US$500,000 per annum), (k) involves the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (l) is with any Persons identified in Schedule D (each, a “Key Employee”), (m) is with a Governmental Authority or state-owned enterprise, (n) is a Control Agreement or (o) is otherwise material to the Group taken as a whole.

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Section 3.15         Litigation.

Unless otherwise listed in Section 3.15 of the Disclosure Schedule, there is no material notice, charge, claim, action, complaint, petition, investigation, suit, arbitration or other proceeding, whether administrative, civil or criminal, whether at Law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority (“Action”) pending or, to the knowledge of the Warrantors, currently threatened (orally or in writing) against any of the Group Companies with respect to any Group Company’s activities (current or proposed), properties or assets. To the knowledge of the Warrantors, there is no Action pending or threatened (orally or in writing) against any officer, director or employee of a Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company. To the knowledge of the Warrantors, there is no factual or legal basis for any of the foregoing, including with respect to any Action involving the prior employment of any of the employees of any Group Company, their use in connection with such Group Company’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. None of the Group Companies is a party to or subject to, and none of their respective assets or properties is subject to, the provisions of any Governmental Order and there is no Action by any Group Company currently pending or which it intends to initiate. No Governmental Authority has at any time challenged or questioned in writing the legal right of any Group Company to conduct its business as presently being conducted or proposed to be conducted. No Group Company has received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

Section 3.16         Compliance with Laws.

(a)          Other than as described in Section 3.16 of the Disclosure Schedule, each Group Company (including with respect to the ownership thereof, the operation of its business and the ownership and use of its assets) is and has been in compliance with all applicable Laws in all material respects.

(b)          The business of each Group Company as now conducted and proposed to be conducted (including any business proposed to be conducted by entities that are not currently existing as of the Closing) are in compliance with all Laws and regulations that may be applicable, including without limitation all Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions in all material respects.

(c)          No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Group Company of, or a failure on the part of such Group Company to comply in all material respects with, any applicable Law or (ii) may give rise to any material obligation on the part of a Group Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

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(d)          No Group Company has received any notice from any Governmental Authority regarding (i) any actual, alleged, possible or potential material violation of, or material failure to comply with, any applicable Law or (ii) any actual, alleged, possible or potential material obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature. To the knowledge of the Warrantors, the Company is not under investigation with respect to a violation of any applicable Law.

Section 3.17         Permits.

Each Group Company has all franchises, consents, licenses, permits, approvals, certificates, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority necessary for its respective business and operations as now conducted or planned to be conducted (including any special approvals or permits required under applicable Laws, the “Permits”). Each Permit is valid and in full force and effect. No Group Company has received any written notice from any Governmental Authority regarding any actual or possible default or violation of any Permit. To the knowledge of the Warrantors, no suspension, cancellation or termination of any such Permits is pending, threatened or imminent.

Section 3.18         Certain Regulatory Matters.

(a)          The Management Shareholders and the Group Companies have obtained any and all Approvals from applicable Governmental Authorities and have fulfilled any and all filing and registration requirements with applicable Governmental Authorities necessary in respect of the Management Shareholders and their investment in the Group Companies, and in respect of the Group Companies and their operations, respectively. All filings and registrations with applicable Governmental Authorities required in respect of the Group Companies, the Management Shareholders, including but not limited to the registrations with the Ministry of Commerce (or any predecessors), the Ministry of Information Industry, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange (“SAFE”), tax bureaus, customs authorities, product registration authorities, health regulatory authorities and the local counterpart of each of such Governmental Authorities, as applicable, have been duly completed in accordance with applicable Law. No Management Shareholder or Group Company has received any letter or notice from any applicable Governmental Authorities notifying it of the revocation of any Approval issued to it or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Management Shareholder or Group Company. Each Group Company has been conducting its business activities within the permitted scope of business or is otherwise operating its businesses in full compliance in all material respects with all relevant Laws and Governmental Orders. No Management Shareholder or Group Company has reason to believe that any Approval requisite for the conduct of any part of its business which is subject to periodic renewal will not be granted or renewed by the relevant Governmental Authorities.

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(b)          To the knowledge of the Warrantors, each holder or beneficial owner of Equity Securities of the Company (each, a “Company Security Holder”), who is a “Domestic Resident” as defined in the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment or Financing and in Return Investment via Special Purpose Vehicles (《关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》) issued by the SAFE on July 4, 2014 and any successor rule or regulation under PRC law (“Circular 37”) has complied with any applicable reporting and/or registration requirements under Circular 37 and any other applicable SAFE rules and regulations, (collectively, the “SAFE Rules and Regulations”). Neither the Warrantors nor, to the knowledge of the Warrantors, any of the Company Security Holders has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations and the Company and the Company Security Holders have made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. The WFOE has obtained all certificates, approvals, permits, licenses, registration receipts and any similar authorization necessary under PRC Laws to conduct foreign exchange transactions (collectively, the “Foreign Exchange Authorization”) as now being conducted by it, and believes it can obtain, without undue burden or expense, any such Foreign Exchange Authorization for the conduct of foreign exchange transactions as planned to be conducted. All existing Foreign Exchange Authorization held by the WFOE is valid and the WFOE is not in default under any of such Foreign Exchange Authorization.

Section 3.19         Compliance with Other Instruments and Agreements.

(a)          None of the Group Companies is or has been in, nor shall the conduct of its business as currently conducted result in, violation, breach or default of any term of its Constitutional Documents, or material violation, breach or default of any term or provision of any Group Company Contract or of any provision of any Governmental Order, statute, rule or regulation applicable to or binding upon such Group Company. None of the activities, agreements, commitments or rights of any Group Company is invalid, or unauthorized.

(b)          The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, will not result in (x) any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) the Constitutional Documents of any Group Company, (ii) any Contract to which a Group Company is a party or by which it or its assets is bound or (iii) any applicable Law, except in the case of clause (ii) and (iii) such violation, breach or default that would not be material to the Group taken as a whole, (y) the creation or imposition of any material Encumbrance upon, or with respect to, any of the properties, assets or rights of any Group Company, or (z) any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company.

Section 3.20         Registration Rights.

Except as provided in the Shareholders Agreement and as set forth in Section 3.20 of the Disclosure Schedule, no Group Company has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or the shares of any Group Company) on any securities exchange. Except as set forth in Section 3.20 of the Disclosure Schedule or as contemplated under the Transaction Documents, there are no voting or similar agreements which relate to the issued shares of the Company or any of the equity interests of the Group Companies.

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Section 3.21         Financial Advisor Fees.

There exists no agreement or understanding between any Group Company and any investment bank, broker or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

Section 3.22         Tax Matters.

(a)          Each of the Group Companies has duly and timely filed (taking into account any extensions) all income and other material Tax Returns with the appropriate Governmental Authority as required by applicable Law to have been filed by it and all such Tax Returns are true, correct and complete in all respects. Each of the Group Companies has timely paid all Taxes due and payable by it to the appropriate Governmental Authority. There are no Tax liens upon any property or assets of any of the Group Companies except for statutory liens for current Taxes not yet due and payable or for those being diligently contested in good faith by appropriate proceedings and sufficiently reserved for on the Company’s Financial Statements in accordance with Applicable Accounting Principles. Each of the Group Companies has made full and adequate provisions in their Books and Records and Financial Statements for all unpaid Taxes of each Group Company (as applicable), including all Taxes which are not yet due and payable.

(b)          All Taxes which any Group Company was obligated to collect, deduct or withhold from amounts paid by any customer or other third party, or owing to any employee, creditor or other third party, have been timely collected, deducted or withheld and paid to the appropriate Governmental Authority. The Group Companies have provided to the Investors complete copies of (i) all Tax Returns of each Group Company relating to taxable periods ending after December 31, 2013 and (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to any Group Company.

(c)          No Tax examination, audit, investigation, or administrative or judicial proceedings by any Governmental Authority are currently in progress with respect to the Group Companies. None of the Group Companies has received any (i) notice from any Governmental Authority indicating any intent to open an audit, investigation, or administrative or judicial proceeding in respect of any Tax or Tax Return, or (ii) notice of deficiency or proposed adjustment for any unpaid Taxes by any Governmental Authority. All deficiencies asserted or assessments made as a result of any audit or examination by any Governmental Authority of the Tax Returns of any of the Group Companies have been fully paid.

(d)          Each of the Group Companies (i) does not have, and has never had, a permanent establishment in any country other than the country in which it is organized and resident and (ii) has never engaged in a trade or business in any country other than the country in which it is organized and resident. None of the Group Companies has received any written claim from a Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

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(e)          None of the Group Companies is subject to any waivers or extensions of applicable statutes of limitation with respect to Taxes.

(f)          Each Group Company is in compliance in all respects with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order available under any applicable Tax Law and each such Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order is expected to remain in full effect throughout the current effective period thereof after the Closing Date, and no Group Company has received any notice from any Governmental Authority to the contrary. Each of the Group Companies is in compliance with all transfer pricing requirements in all jurisdictions in which it is required to comply with applicable transfer pricing regulations, and all the transactions between any Group Company and other related persons (including any Group Company) have been effected on an arm’s length basis. The transactions contemplated under this Agreement and the other Transaction Documents are not in violation of any applicable Law regarding Taxes, and will not result in any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or similar item being revoked, cancelled or terminated, or trigger any Tax liability for any Group Company.

(g)          None of the Group Companies (i) is subject to any waivers or extensions of applicable statutes of limitations with respect to Taxes for any year, (ii) has any liability for the Taxes of any Person other than the Group Companies by reason of state, local or foreign Law, contract, assumption, transferee or successor liability, operation of law or otherwise, (iii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, US state or non-U.S. income Tax purposes, (iv) is party to or bound by any Tax sharing agreement, Tax indemnity or similar agreement in favor of any person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any taxing authority) other than customary provisions contained commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes, (v) is subject to any private letter ruling or any comparable Tax rulings of any Governmental Authority, (vi) has entered into any agreement or arrangement with any Governmental Authority that requires it to take any action or to refrain from taking any action or is a party to any agreement with any Governmental Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement, (vii) will be required under applicable Tax law (A) to report any amount of taxable income for any taxable period beginning after the date on which the Closing occurs (the “Closing Date”) which taxable income was realized (or reflects economic income arising) prior to the Closing Date or (B) to exclude qualification for Tax exemption, Tax holiday, Tax credit, Tax incentive or Tax refund for any taxable period beginning after the Closing Date with respect to any such qualification for Tax exemption, Tax holiday, Tax credit, Tax incentive or Tax refund that was present prior to the Closing Date as a result of a change in a method of accounting occurring prior to the Closing Date, (viii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code, (ix) has an election in effect under Section 897(i) of the Code to be treated as a United States corporation or (x) has incurred any Taxes after the Statement Date other than in the ordinary course of business. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

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(h)          Each of the Group Companies is, and has been since its inception, treated and properly classified as an association taxable as a corporation for U.S. federal income Tax purposes.

(i)          For the purposes of this Section 3.22, references to any Group Company shall include any entity that was merged with or liquidated or converted into such Group Company.

Section 3.23         Interested Party Transactions.

(a)          Except as otherwise disclosed in Section 3.23 of the Disclosure Schedule, no officer, director or director-level or above employee (including the Key Employees) of any Group Company or any “Affiliate” or “Associate” (as used in this Section 3.23(a), as such terms are defined in Rule 405 promulgated under the Act) of any such Person (each such officer, director, employee, Affiliate and Associate, an “Interested Party”) has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any such Person (other than for accrued salaries, reimbursable expenses or other standard employee benefits) (any such agreement, understanding, proposed transaction or indebtedness, an “Interested Party Transaction”). Each Interested Party Transaction is on terms and conditions as favorable to the applicable Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party.

(b)          No Interested Party has any direct or indirect ownership interest in, or any agreement or other arrangement or undertaking, whether oral or written, with, any Person with which a Group Company has a material business relationship, or any Person that competes with a Group Company. No Interested Party has or has had, either directly or indirectly, an interest in any material contract or agreement to which a Group Company is a party or by which it may be bound or affected. None of the Group Companies is indebted, directly or indirectly, to any Interested Party, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees of such Group Company. There is no agreement between any shareholder of the Company with respect to the ownership or control of any Group Company.

Section 3.24         Employee Matters.

(a)          Except as set forth in Section 3.24(a) of the Disclosure Schedule, no Group Company is a party to any labor, works council or collective bargaining agreement and there are not labor, works council or collective bargaining agreements which pertain to employees of the Group Companies. The Group Companies have delivered or otherwise made available to the Investors true, correct and complete copies of the labor, works council or collective bargaining agreements listed on Section 3.24(a) of the Disclosure Schedule, together with all amendments, modifications or supplements thereto.

(b)          No union organization campaign is in progress or threatened with respect to any employees of any Group Company, no labor organization or group of employees has made a pending demand for recognition by any Group Company, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of any Group Company, threatened to be brought or filed, with any labor relations tribunal, and no question concerning representation exists respecting such employees.

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(c)          There are no labor strikes, work stoppages, slowdowns, lockouts, grievances, charges, complaints or similar material labor disputes pending or, to the knowledge of any Group Company, threatened in writing against any Group Company.

(d)          The PRC Companies have entered into written labor contracts with all of their respective employees and such labor contracts are in compliance with applicable PRC Laws.

(e)          No employee of the Group Companies is owed any back wages or other compensation for services rendered (except for the current pay period or as otherwise set forth on the Financial Statements). Except as disclosed in Section 3.24(e) of the Disclosure Schedule, there is no, and there has not been in the last three (3) years, any material Action relating to the violation or alleged violation of any Law by any Group Company pertaining to labor relations or employment matters, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company. Each Group Company has complied in all material respects with all Laws relating to employment, wages, hours, overtime, working conditions, benefits, retirement, labor dispatch, termination, Taxes, and health and safety. Each Group Company is in compliance with each Law relating to its provision of any form of social insurance and housing fund (“Social Insurance”), and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Law.

(f)          The Group Companies are not aware that any Key Employee intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any Key Employee. Each employee or consultant of the Group Companies (other than the PRC Companies) is either an at-will employee or a consultant of such Group Company.

(g)          No current or former employee or consultant of the Group Companies has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s confidentiality, non-competition and intellectual property rights agreement.

(h)          Except (i) the 2015 Plan, (ii) as required under the applicable Laws and (iii) as otherwise disclosed in Section 3.24(h) of the Disclosure Schedule, the Group Companies are not party to or bound by any currently effective share incentive compensation, equity-based compensation, deferred compensation, change in control benefits, severance, tax equalization, retirement agreement, stock purchase, leave of absence, share option, profit sharing, bonus or other employee compensation agreement.

Section 3.25         No Other Business.

The Company was formed solely to acquire and hold an equity interest in Daojia HK, and since its formation has not engaged in any business and has not incurred any liability in the course of its business of acquiring and holding its equity interest in Daojia HK. Daojia HK was formed solely to acquire and hold an equity interest in the WFOE and since its formation has not engaged in any business and has not incurred any liability in the course of its business of acquiring and holding its equity interest in the WFOE. The WFOE was formed solely to control Tianjin Daojia upon the due execution of the Control Agreements and has not incurred any liability in the course of its business of controlling Tianjin Daojia. Tianjin Daojia is engaged solely in the Business and has no other activities.

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Section 3.26         Books and Records.

The books of account and other financial records, minute books, stock record books, and other records (the “Books and Records”) of the Group Companies are true and complete, and each Group Company has maintained its Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior practice and in compliance with applicable Laws, and which permits its Financial Statements to be prepared in accordance with Applicable Accounting Principles. The minute books of each Group Company contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 3.27         Captive Structure.

Prior to the Closing, the Control Agreements will have been duly executed and delivered by the parties thereto, and constitute valid and biding obligations of the parties thereto enforceable in accordance with their respective terms and, upon the completion of requisite government registration, adequate to establish and maintain the intended captive structure, under which the financial statements of Tianjin Daojia can be consolidated with those of the Company in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). None of the Warrantors has received any oral or written inquiries, notifications or any other form of official correspondence from any government authorities challenging or questioning the legality or enforceability of the Control Agreements.

Section 3.28         Anti-Bribery, Anti-Corruption, Anti-Money Laundering Laws.

(a)          Neither any Group Company nor any of the officers, employees, directors and representatives thereof, nor, to the knowledge of the Warrantors, agents thereof (collectively, “Representatives”), has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of, (i) payments, loans, any transfer of anything of value, or other inducements, rewards or benefits to any Public Official (as defined herein) in order (A) to assist any Group Company to obtain or retain business for or with, or directing business to, any Person, (B) influence any act or decision of such Public Official, (C) induce such Public Official to do or omit to do any act in violation of a lawful duty, (D) or otherwise violate any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq. (the “FCPA”), the U.K. Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption laws; (ii) bribes, payoffs, influence payments, kickbacks, unlawful rebates or other similar unlawful payments of any nature; (iii) unlawful contributions, gifts, entertainment or other unlawful expenditures; or (iv) the making of any false or fictitious entries in the books or records of any Group Company by any Person or the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment, in each case in violation of any applicable anti-corruption, anti-money laundering, record keeping, internal control and other similar Laws.

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(b)          “Public Official” means any officer, executive, official, or employee of any non-U.S. Government, any political subdivision thereof, any governmental authority, agency, department, or instrumentality thereof; political party or member of a political party, or a political candidate thereof, excluding officials related to the United States; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a state-owned or controlled enterprise.

(c)          The Group Companies have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to detect and deter violations of all applicable anti-bribery and anti-corruption Laws.

(d)          No Group Company or any of its Representatives has ever been found by a Governmental Authority to violate any criminal or securities Law or is or was subject to any indictment or any government investigation for bribery. None of the beneficial owners of any Equity Interest in any Group Company or the current or former Representatives of any Group Company is or was a Public Official.

Section 3.29         Compliance with Money Laundering Laws. The operations of the Group Companies are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, including the U.S. PATRIOT ACT of 2001, Her Majesty’s Treasury (HMT), the Organized and Serious Crimes Ordinance and the Anti-Money Laundering and Counter-Terrorist Financing Ordinance of Hong Kong, and PRC anti-money laundering laws, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and no action suit or proceeding by or before any Governmental Authority or any arbitrator involving the Group Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Warrantors, threatened. The directors, officers, administrators, board of directors (supervisory and management), members and employees of the Group Companies are in compliance with, and have not previously violated, the Anti-Money Laundering Laws.

Section 3.30         Insurance.

Each Group Company has in full force and effect fire, casualty and other insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to reasonably replace any of its properties and material assets that might be damaged or destroyed and in amounts customary for companies similarly situated. The Company has delivered true, correct and complete copies of the insurance policies maintained by each Group Company as well as all material claims made thereunder in the past three years. There is no material claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds are in full force and effect.

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Section 3.31         Internal Controls.

(a)          Each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Applicable Accounting Principles and to maintain asset accountability, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the actual existing tangible assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment and proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors and officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors or officers thereof during the operation of the Business.

(b)          The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the Board(i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Group’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Group’s internal controls.

Section 3.32         OFAC Compliance.

Neither the Company nor any other Group Company, nor any directors, executive officers, or members, nor to the knowledge of the Warrantors, any employees of the Company or any other Group Company (i) is an OFAC Sanctioned Person (as defined below) or (ii) has violated, within the last five years, any OFAC Sanctions (as defined below). Neither the Company nor any Group Company is located, organized or resident in or conducts or, within the past five (5) years, has conducted, business in, with, or involving any place that is subject to comprehensive OFAC Sanctions, currently: Cuba, Iran, Sudan, Syria and the Crimea Region of Ukraine. Within the past five years, neither the Company nor any Group Company has made any voluntary disclosures to U.S. Government authorities under U.S. economic sanctions laws or U.S. export control laws and, to the knowledge of the Warrantors, neither the Company nor any Group Company has been the subject of any governmental investigation or inquiry regarding the compliance of any of the Company or Group Companies with such laws or been assessed any fine or penalty under such laws. None of (i) the purchase and sale of the Purchased Shares, or issuance of the Conversion Shares, (ii) the execution, delivery and performance of the Transaction Documents and the Constitutional Documents, or (iii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, result in a violation of any of the OFAC Sanctions (as defined below) or of the Anti-Money Laundering Laws. The Group Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of OFAC Sanctions, (ii) to fund or facilitate any activities of or business with any OFAC Sanctioned Person, or (iii) in any other manner that will result in a violation by any person of OFAC Sanctions (including any person participating in the transaction, whether as an investor or otherwise).

For the purposes of this Section 3.32:

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(a)          “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

(b)          “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a United States Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than government and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

(c)          “United States Person” means any United States citizen, permanent resident alien, entity organized under the Laws of the United States (including foreign branches), or any Person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

Section 3.33         Spinoff.

Except as set forth in Section 3.33 of the Disclosure Schedule, the implementation of the Spinoff is in compliance with all applicable Laws and regulations, including, without limitation, the PRC Laws, regulations, policies and rules regarding the administration of the state-owned assets, foreign exchange control, foreign investment in the PRC, the acquisition of domestic enterprises by foreign investors, outbound investment and tax compliance, and each of the parties related to the Spinoff has obtained (or will obtain prior to Closing) and is and will be in compliance with all Approvals from and filings with the competent Governmental Authorities or third parties as required by either the applicable Laws or any contractual obligation. Immediately following the implementation of the Spinoff, the Group will have all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by the Group.

Section 3.34         Disclosure.

The Company has provided each New Investor with all the information regarding the Group Companies requested by any such New Investor for deciding whether to purchase the Purchased Shares. No representation or warranty of the Warrantors contained in this Agreement or any certificate furnished or to be furnished to any such New Investor at the Closing under this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement or the Disclosure Schedule, to the knowledge of the Warrantors, there is no fact that the Company has not disclosed to the New Investors and of which any of its officers, directors or executive employees has knowledge and that has had or would reasonably be expected to have an adverse effect upon the financial condition, operating results, assets or business prospects of any Group Company.

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT SHAREHOLDERS

Each of the Management Shareholders hereby, severally and not jointly, represents and warrants to each Investor as set forth in Sections 4.01 through 4.04. In addition, each of Chen Xiaohua and Bai Ou hereby, severally and not jointly, represents and warrants to each Investor as set forth in Sections 4.05 through Section 4.11:

Section 4.01         Title to Shares.

The Management Shareholder is the sole registered holder of the shares of the Company as set forth opposite the name of such Management Shareholder in Part I of Schedule C attached hereto, free and clear of any Encumbrance. Immediately following the Closing, the Management Shareholder will be the sole registered holder of the shares of the Company as set forth opposite the name of such Management Shareholder in Part II of Schedule C attached hereto, free and clear of any Encumbrance, except such Encumbrance imposed under the Shareholders Agreement and the Restated Articles.

Section 4.02         Due Authorization.

The Management Shareholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other Transaction Document to which he is a party and to carry out and perform his obligations thereunder. All action on the part of the Management Shareholder necessary for (i) the authorization, execution and delivery of, and the performance of the Management Shareholder’s obligations under the Transaction Documents to which he is a party, and (ii) the authorization of the transactions contemplated by the Transaction Documents has been taken or will be taken prior to the Closing. Each of the Transaction Documents to which the Management Shareholder is a party is or will, upon its execution be a valid and binding obligation of the Management Shareholder, enforceable against the Management Shareholder in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws of general application affecting creditors’ rights generally and to general equitable remedies.

Section 4.03         No Approvals and No Conflict.

(a)          Such Management Shareholder is not required to obtain any Approval in connection with the execution, delivery and performance by such Management Shareholder of this Agreement or the consummation by such Management Shareholder of the transactions contemplated hereby, other than such Approvals as have been obtained or are otherwise provided in this Agreement.

(b)          The execution, delivery and performance by each Management Shareholder of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) the Constitutional Documents of such Management Shareholder, (ii) any Contract to which such Management Shareholder is a party or by which it or its properties or assets is bound or (iii) any applicable Law or order to which such Management Shareholder or any of its properties or assets is subject.

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Section 4.04         Capitalization.

(a)          Shares. As of the date hereof, the Company is authorized to issue a maximum of 200,000,000 Ordinary Shares, of which 90,980,000 Ordinary Shares are issued and outstanding. The Company will be authorized to issue, immediately following registration of the Restated Articles at the BVI Registrar of Corporate Affairs prior to the Closing, (i) 200,000,000 Class A Ordinary Shares, of which 83,100,000 will be issued and outstanding, (ii) 200,000,000 Class B Ordinary Shares, of which 1,880,000 will be issued and outstanding, (iii) 200,000,000 Class C Ordinary Shares, of which 6,000,000 will be issued and outstanding, and (iv) 40,800,000 Series A Preferred Shares, none of which will be issued and outstanding. The rights, privileges and preferences of the Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Series A Preferred Shares are set out in the Shareholders Agreement (as defined below) and/or the Restated Articles.

(b)          Options. Except for up to 20,000,000 Ordinary Shares (and options and warrants therefor) and 11,020,000 Class A Ordinary Shares (and options and warrants therefor) reserved as of the date hereof and immediately following the Closing, respectively, for issuance to directors, employees and advisors of the Group Companies pursuant to the Company’s 2015 Plan, and as contemplated hereby and by the other Transaction Documents and/or the Restated Articles, there are no options, restricted stock, restricted stock units, stock appreciation rights, phantom stock, profits interests, warrants, conversion privileges, agreements or rights of any kind (except for the Investor Rights Agreement, dated as of June 30, 2014, by and between 58.com, Ohio River Investment Limited and other parties thereto) with respect to the issuance or purchase of, or valued by reference to, in whole or in part, the Equity Securities of the Company or any other Group Company. Apart from the Shareholders Agreement, no Group Company is a party to any contract that would subject any of its Equity Securities (including the Purchased Shares and other Preferred Shares in the case of the Company), or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by such Group Company, to any preemptive rights, rights of first refusal or other rights of any kind to purchase such shares (whether in favor of such Group Company or any other Person). No Group Company is a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration, redemption, or repurchase of, any of its outstanding Equity Securities.

(c)          Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable contracts and are fully paid and non-assessable. All share capital of each Group Company is and as of the Closing shall be free of any and all Encumbrances (except as provided under the Transaction Documents and pursuant to applicable Laws). There are no (i) resolutions pending to change the share capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company or (ii) dividends which have accrued or been declared but are unpaid by any Group Company.

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(d)          Vesting. No contract of any Group Company relating to its Equity Securities provides for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. No Group Company has ever adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

Immediately upon the Closing, the Company’s ownership structure shall be as set forth in Part II of Schedule C attached hereto.

Section 4.05         Financial Statements.

(a)          The Company has delivered to the Investors true, correct and complete copies of (i) the Audited Financial Statements and (ii) the Unaudited Financial Statements. The Financial Statements (A) are complete and correct in all material respects, (B) have been prepared in accordance with the Books and Records of Tianjin Daojia or the Group, as applicable and (C) were prepared in accordance with the Applicable Accounting Principles applied on a consistent basis throughout the periods involved. Except for such line items as set forth in Part二 of the Spinoff Plan, the Audited Financial Statements fairly present in all material respects the financial condition and position of Tianjin Daojia as of the date indicated therein and the results of operations and cash flows of Tianjin Daojia for the period indicated therein. Except for such line items as set forth in Part二 of the Spinoff Plan, the Unaudited Financial Statements fairly present in all material respects the financial condition and position of the Group as of the dates indicated therein and the results of operations and cash flows of the Group for the periods indicated therein. All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with the Applicable Accounting Principles), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of the Group Companies to the knowledge of the Chen Xiaohua and Bai Ou.

(b)          The financial projections and business plan provided by the Company to the Investors (including the Business Plan) were reasonably prepared on a basis reflecting management’s best estimates, assumptions and judgments, at the time provided to the Investors, as to the future financial performance of the Group.

Section 4.06         Changes.

Since the Statement Date, except as expressly contemplated by this Agreement, the Control Agreements and the Spinoff Plan, the Group has operated its business in the ordinary course consistent with its past practice, there has not been any Material Adverse Effect or any material change in the way the Group conducts its business, no Group Company has entered into any transaction outside of the ordinary course of business consistent with its past practice, and there has not been by or with respect to any Group Company:

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(a)          any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, or any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(b)          any waiver, termination, settlement or compromise of a valuable right or of a material debt;

(c)          any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Encumbrance or (2) any indebtedness or guarantee in excess of RMB1 million, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution in excess of RMB1 million;

(d)          except in the ordinary course of business consistent with its past practice, any amendment to any Group Company Contract, any entering into of any new Group Company Contract, or any termination of any contract that would have been a Group Company Contract if in effect on the date hereof, or any amendment to any Charter Document, or any amendment to or waiver under any Charter Document, in each case except for as expressly provided for or disclosed in this Agreement;

(e)          any declaration, setting aside or payment or other distribution in respect of any Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any Equity Securities;

(f)          any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operations or business (as presently conducted) of any Group Company;

(g)          any material change in accounting methods or practices or any revaluation of any of its assets;

(h)          entry into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(i)          any commencement or settlement of any material Action; or

(j)          any agreement or commitment to do any of the things described in this Section 4.06.

Section 4.07         Compliance with Laws.

(a)          Other than as described in Section 3.16 of the Disclosure Schedule, each Group Company (including with respect to the ownership thereof, the operation of its business and the ownership and use of its assets) is and has been in compliance with all applicable Laws in all material respects.

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(b)          The business of each Group Company as now conducted and proposed to be conducted (including any business proposed to be conducted by entities that are not currently existing as of the Closing) are in compliance with all Laws and regulations that may be applicable, including without limitation all Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions in all material respects.

(c)          No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Group Company of, or a failure on the part of such Group Company to comply in all material respects with, any applicable Law or (ii) may give rise to any material obligation on the part of a Group Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

(d)          No Group Company has received any notice from any Governmental Authority regarding (i) any actual, alleged, possible or potential material violation of, or material failure to comply with, any applicable Law or (ii) any actual, alleged, possible or potential material obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature. To the knowledge of Chen Xiaohua and Bai Ou, the Company is not under investigation with respect to a violation of any applicable Law.

(e)          Neither any Group Company nor any of the officers, employees, directors and representatives thereof, nor, to the knowledge of Chen Xiaohua and Bai Ou, agents thereof, has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of, (i) payments, loans, any transfer of anything of value, or other inducements, rewards or benefits to any Public Official in order (A) to assist any Group Company to obtain or retain business for or with, or directing business to, any Person, (B) influence any act or decision of such Public Official, (C) induce such Public Official to do or omit to do any act in violation of a lawful duty, (D) or otherwise violate any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the U.K. Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption laws; (ii) bribes, payoffs, influence payments, kickbacks, unlawful rebates or other similar unlawful payments of any nature; (iii) unlawful contributions, gifts, entertainment or other unlawful expenditures; or (iv) the making of any false or fictitious entries in the books or records of any Group Company by any Person or the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment, in each case in violation of any applicable anti-corruption, anti-money laundering, record keeping, internal control and other similar Laws.

(f)          The Group Companies have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to detect and deter violations of all applicable anti-bribery and anti-corruption Laws.

(g)          Neither any Group Company nor any of the officers, employees, directors and representatives thereof, nor, to the knowledge of Chen Xiaohua and Bai Ou, agents thereof, has ever been found by a Governmental Authority to violate any criminal or securities Law or is or was subject to any indictment or any government investigation for bribery. None of the beneficial owners of any Equity Interest in any Group Company or the current or former Representatives of any Group Company is or was a Public Official.

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(h)          The operations of the Group Companies are and have been conducted at all times in compliance in all material respects with Anti-Money Laundering Laws, and no action suit or proceeding by or before any Governmental Authority or any arbitrator involving the Group Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Management Shareholders, threatened. No directors, officers, administrators, board of directors (supervisory and management), members and employees of the Group Companies are in violation of, or have previously violated, the Anti-Money Laundering Laws.

Section 4.08         Operating Metrics.

The results of operation of Tianjin Daojia, as measured by the operating metrics set forth in Section 4.08 of the Disclosure Schedule, that have been provided in writing to the New Investors prior to the date hereof, are in all material respects true, accurate and not misleading.

Section 4.09         Certain Regulatory Matters.

(a)          The Management Shareholder has obtained any and all Approvals from applicable Governmental Authorities and has fulfilled any and all filing and registration requirements with applicable Governmental Authorities necessary in respect of the Management Shareholder and his investment in the Group Companies. All filings and registrations with applicable Governmental Authorities required in respect of the Management Shareholder, including but not limited to the registrations with the Ministry of Commerce (or any predecessors), the Ministry of Information Industry, the State Administration of Industry and Commerce, SAFE, tax bureaus, customs authorities, product registration authorities, health regulatory authorities and the local counterpart of each of such Governmental Authorities, as applicable, have been duly completed in accordance with applicable Law. The Management Shareholder has not received any letter or notice from any applicable Governmental Authorities notifying him of the revocation of any Approval issued to him or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by the Management Shareholder. The Management Shareholder has no reason to believe that any Approval requisite for the conduct of any part of his business which is subject to periodic renewal will not be granted or renewed by the relevant Governmental Authorities.

(b)          The Management Shareholder, to the extent he is a “Domestic Resident” as defined in Circular 37, has complied with any applicable SAFE Rules and Regulations. The Management Shareholder has not received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations and the Management Shareholder has made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches.

Section 4.10         Financial Advisor Fees.

There exists no agreement or understanding between the Management Shareholder and any investment bank, broker or other financial advisor under which the Management Shareholder may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

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Section 4.11         Disclosure.

No representation or warranty of such Management Shareholder contained in this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement or the Disclosure Schedule, to the knowledge of such Management Shareholder, there is no fact that such Management Shareholder has not disclosed to the New Investors and of which such Management Shareholder has knowledge and that has had or would reasonably be expected to have an adverse effect upon the financial condition, operating results, assets or business prospects of any Group Company.

Article V

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor hereby, severally and not jointly, represents and warrants to the Company as follows:

Section 5.01         Due Organization.

Such Investor is duly incorporated or organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization.

Section 5.02         Authorization.

Such Investor has all requisite power, authority and capacity to enter into, and to perform its obligations under, this Agreement and the other Transaction Documents to which it is a party. This Agreement has been duly authorized, executed and delivered by such Investor. This Agreement and the other Transaction Documents to which it is a party, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws of general application affecting creditors’ rights generally and to general equitable remedies.

Section 5.03         No Conflicts.

The execution, delivery and performance by such Investor of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both) (a) the Constitutional Documents of such Investor, (b) any Law or order to which such Investor or any of its properties or assets is subject, or (c) any contract, agreement or other instrument applicable to such Investor or any of its properties or assets

Section 5.04         No Approvals.

Such Investor is not required to obtain any Approval in connection with the execution, delivery and performance by such Investor of this Agreement or the consummation by such Investor of the transactions contemplated hereby, other than such Approvals as have been obtained or are otherwise provided in this Agreement.

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Section 5.05         Purchase for Own Account.

The Purchased Shares and the Conversion Shares will be acquired for such Investor’s own account or the account of one or more of such Investor’s Affiliates, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. Such Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to any Person with respect to the Shares.

Section 5.06         Restricted Securities.

Such Investor understands that the Purchased Shares are “restricted securities” under applicable U.S. federal securities Laws (and may be viewed as restricted securities under the Laws of any other jurisdiction) and that, pursuant to these Laws, such Investor must hold the Purchased Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

Section 5.07         Legends.

Such Investor understands that the certificates evidencing the Purchased Shares issued pursuant to this Agreement may bear the following legend, in addition to any legend that may be required under the Transaction Documents:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF SHARES REPRESENTED HEREBY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY. THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

Section 5.08         Status of Investor.

Such Investor is either (i) an “accredited investor” within the meaning of the U.S. Securities and Exchange Commission Rule 501(a) of Regulation D, as presently in effect, under the Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Act.

Article VI

COVENANTS

Each of the Warrantors (and where applicable, each of the Management Shareholders), jointly and severally, covenants to each Investor as follows:

Section 6.01         Use of Proceeds.

The Company shall use the proceeds from the issuance of the Series A Preferred Shares for the operations of the Group Companies and shall only spend such proceeds in accordance with the budget set forth in the Business Plan (as defined below) or in any business plan or budget approved by the Board in accordance with Section 7.1 of the Shareholders Agreement after the Closing.

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Section 6.02         Executory Period Covenants.

Between the date of this Agreement and the Closing, unless the Investors consent in writing otherwise:

(a)          Pre-Closing Actions. As promptly as practicable, each Warrantor shall: (i) use best efforts to take all actions required of such party and to do all other things reasonably necessary, proper or advisable to consummate the transactions contemplated under the Transaction Documents; (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by such Warrantor pursuant to Law in connection with the Transaction Documents and the issuance of the Purchased Shares pursuant hereto and the consummation of the other transactions contemplated under the Transaction Documents; (iii) use reasonable best efforts to obtain, or cause to be obtained, all consents (including any consents required under any contract) necessary to be obtained by such party in order to consummate the transactions contemplated pursuant to the Transaction Documents; and (iv) coordinate and cooperate with the other parties hereto in exchanging such information and supplying such assistance as may be reasonably requested by the other parties hereto in connection with any filings and other actions to be made or taken in order to consummate the transactions contemplated pursuant to the Transaction Documents.

(b)          Non-Violation. Pending the Closing, none of the Warrantors, without the prior written consent of the Investors, shall take any action which (i) would render any of the representations or warranties made by the Warrantors in this Agreement untrue in any material respect if given with reference to the facts and circumstances then existing or (ii) would result in any of the covenants contained in this Agreement becoming incapable of performance. Each Warrantor shall promptly advise the Investors of any action or event of which such Warrantor becomes aware which would have the effect of making incorrect in any material respect any such representations or warranties if given with reference to facts and circumstances then existing or which has the effect of rendering any such covenants incapable of performance.

(c)          Conduct of Business. Except as otherwise permitted by this Agreement or the Spinoff Plan or with the written consent of the Investors, from the date hereof to the date of the Closing, the Warrantors shall: (i) carry on the Group’s business in the ordinary course consistent with past practice and in substantially the same manner as conducted prior to the date hereof and use best efforts to preserve its relationships with customers, suppliers and others having business dealings with the Group; and (ii) not do any act or thing which would require the approval of the “Requisite Holders” or the “Requisite Directors” (as such terms are defined in the Shareholders Agreement) under the Shareholders Agreement had the transactions contemplated hereunder been consummated.

(d)          Negative Covenants. Except as otherwise expressly permitted by this Agreement or the Spinoff Plan, no Group Company shall:

(i)          waive, release or assign any material right or claim;

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(ii)	take any action that would reasonably be expected to materially impair the value of the Group taken as a whole;

(iii)	sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset;

(iv)	issue, sell, or grant any Equity Security except pursuant to the 2015 Plan;

(v)	declare, issue, make, or pay any dividend or other distribution with respect to any Equity Security;

(vi)	incur any indebtedness for borrowed money or capital lease commitments or assume or guarantee any indebtedness of any Person other than in the ordinary course of business of such Group Company for working capital purposes, not exceeding US$5 million in the aggregate, bearing an annualized interest rate of 5% per annum or less and with a term not exceeding six months;

(vii)	make any material change in any method of accounting or accounting practice used by such Group Company, other than any such changes required by Applicable Accounting Principles;

(viii)	enter into any contract or other transaction with an Affiliate;

(ix)	make, change or revoke any material Tax election;

(x)	enter into, request or obtain any “closing agreement” with any taxing authority in respect of Taxes;

(xi)	file any amended Tax Return;

(xii)	incur any liability for Taxes other than in the ordinary course of business;

(xiii)	consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xiv)	increase the level of compensation or benefits (including, without limitation, contingent separation benefits) of any officer, director or Key Employee of the Group Companies;

(xv)	increase the aggregate monthly compensation of all of the Group Companies’ employees (other than any officer, director or Key Employee as of August 31, 2015) by more than 5% as compared with the aggregate amount of compensation to such employees paid by the Group for the month of August 2015;

(xvi)	amend, modify or terminate any Benefit Plan or labor, works council or collective bargaining agreement, or enter into any labor, works council or collective bargaining agreement or any other arrangement that would constitute a Benefit Plan if in effect on the date hereof;

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(xvii)	engage, promote, terminate or demote any officer, director or employee of the Group Companies or engage or terminate any individual independent contractor of the Group Companies other than in the case of employees and individual independent contractors in the ordinary course of business of the Group consistent with past practice; or

(xviii)	authorize or commit to do any of the foregoing.

(e)          Access and Information. From the date hereof until the Closing, the Warrantors shall permit each New Investor, or any representative thereof, at its own expense, to (i) visit and inspect the properties of the Group Companies, (ii) inspect the contracts, Books and Records, and other documents and data of the Group Companies, (iii) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (iv) review such other information as such New Investor reasonably requests, in each case during normal business hours and in such a manner so as not to unreasonably interfere with the normal operations of the Group Companies. No information or knowledge obtained pursuant to this Section or otherwise by a New Investor in connection with its due diligence will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions.

(f)          Financial Statements. Each Group Company shall furnish to the New Investors as soon as practicable after the end of each month between the date hereof and the Closing, and in any event within 30 days after each such month, the unaudited financial statements of such Group Company for the month then ended, which shall present fairly, in all material respects, the unaudited financial position of such entity as of the end of such month and the consolidated results of such entity’s operations and cash flows for the month then ended, in conformity with Applicable Accounting Principles consistently applied with the Financial Statements, except for noncompliance with the footnote disclosure requirements under Applicable Accounting Principles and for year-end adjustments, and subject to such other exceptions as may be indicated in the notes thereto.

(g)          Trademarks. Each of the Warrantors shall take, and shall cause Beijing 58 Information Technology Co., Ltd. (北京五八信息技术有限公司), in its capacity as the applicant in the trademark applications, to take any and all actions and to exhaust all appeal methods that are necessary or advisable to maintain and continue the application process that is currently under way with respect to the trademarks that are necessary for the conduct of the Businesses of the Group Companies.

Section 6.03         Compliance with Applicable Law.

(a)          The Group Companies shall, and shall cause each of the subsidiaries established or acquired by any Group Company after the date hereof to, conduct their respective businesses in compliance with all applicable Laws (including all Laws in the PRC) in all material respects, and promptly apply for, obtain and maintain all Approvals. In the event an Investor identifies any potential non-compliance with any applicable Laws, the Group Companies agree that upon the request of such Investor, the Company shall discuss with such Investor to identify and evaluate mutually acceptable solutions.

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(b)          The Company (and/or any other Group Company and/or Management Shareholders, as the case may be) shall, as promptly as practicable after the Closing, to the satisfaction of the Investors, take all requisite action to apply for and complete any necessary filing under the SAFE Rules and Regulations.

Section 6.04         Spinoff and Strategic Cooperation Agreement.

(a)          Each of the Warrantors and Management Shareholders shall (i) procure that (A) each party to the Spinoff Plan shall fulfill all of its obligations under Part二, subsections 1A, 2.2A, 3.2.1A, 3.2.2A, 4.1A, 4.2A, 4.3A and 5A of the Spinoff Plan prior to Closing and (B) each party to the Business Cooperation Agreement (as defined below) shall fulfill all of its obligations under the Business Cooperation Agreement, (ii) use best efforts to procure that the Spinoff Plan shall be fully implemented no later than December 31, 2015 subject to the availability of such Approvals as set forth in the Spinoff Plan, (iii) procure that the Spinoff Plan shall be implemented in compliance with all applicable Laws and regulations, including, without limitation, the PRC Laws, regulations, policies and rules regarding the administration of state-owned assets, foreign exchange control, foreign investment in the PRC, the acquisition of domestic enterprises by foreign investors, outbound investment and tax compliance (iv) procure that each party to the Spinoff Plan shall obtain and shall be in compliance with all Approvals from and filings with the competent Governmental Authorities or third parties as required by either applicable Laws or any contractual obligation in connection with the implementation of the Spinoff Plan and (v) procure that the Spinoff Plan shall be implemented without material cost to the Group Companies.

(b)          Each of the Management Shareholders, jointly and severally, covenants to each Investor that (i) the Strategic Cooperation Agreement (as defined in Section 7.11) shall be implemented in compliance with all applicable Laws and regulations, including, without limitation, the PRC Laws, regulations, policies and rules regarding the administration of the state-owned assets, foreign exchange control, foreign investment in the PRC, the acquisition of domestic enterprises by foreign investors, outbound investment and tax compliance and (ii) each party to the Strategic Cooperation Agreement shall obtain, prior to execution of the Strategic Cooperation Agreement, and shall be in compliance with, all Approvals from and filings with the competent Governmental Authorities or third parties as required by either applicable Laws or any contractual obligation in connection with the execution, delivery and performance of the Strategic Cooperation Agreement.

(c)          Yao Jinbo covenants to each Investor that he will use reasonable best efforts to procure the Company and other applicable Group Companies to perform and be in compliance with all agreements, obligations and conditions contained in the Business Cooperation Agreement and the Control Agreements.

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Section 6.05         Consultation with New Investors.

From the date hereof until the date of completion of the Spinoff, the Group Companies, Chen Xiaohua and Bai Ou shall timely inform the New Investors of and discuss with the New Investors on a regular and ongoing basis (a) any material developments or decisions with respect to the management of the business and assets of the Group Companies, including, without limitation, any significant new agreements or transactions proposed to be entered into or persons proposed to be employed or terminated in executive management positions, and any other significant developments relating to the business or assets of the Group Companies and (b) the status of the Group Companies’ and the Management Shareholders’ progress in fulfilling the closing conditions set forth in Article VII, including without limitation with respect to (x) obtaining all requisite approvals, consents and similar actions from Governmental Authorities in connection with the Spinoff (whether prior to or subsequent to the Closing) and (y) consents and/or waivers of third parties.

Section 6.06         Implementation of Best Practices.

Unless the Investors consent in writing otherwise, Tianjin Daojia shall, and each of the Warrantors shall cause Tianjin Daojia to:

(a)          implement as soon as practicable, and in no event later than March 31, 2016, a plan with respect to the labor dispatch arrangement of employees of Tianjin Daojia such that the labor dispatch arrangement is in compliance with applicable PRC labor Laws and regulations in all material respects;

(b)          conduct its businesses in a manner that is in compliance in all material respects with applicable PRC Laws implemented by the Administration for Industry and Commerce, including by applying for, obtaining and maintaining business licenses where necessary to carry on the Business;

(c)          as soon as practicable, enter into appropriate agreements with service providers so that the contractual arrangement between such service providers and Tianjin Daojia shall be valid under applicable PRC Laws and exercise best efforts to prevent such arrangement being identified as a labor relationship, including but not limited to:

(i)          avoiding using terms such as “employee”, “commencement/termination of employment”, “salary”, “base salary”, “social insurance” and similar terms in the agreements that may imply, indicate, give rise or be interpreted to identify a labor relationship;

(ii)         specifying in the agreements that (w) the service providers are individuals or organizations entirely independent from Tianjin Daojia, (x) they shall not be deemed as the employees or agents of Tianjin Daojia either from a legal or factual respect, (y) they shall be liable for all the Taxes in connection with their service income and (z) Tianjin Daojia shall not be held jointly liable for any damages or losses caused by the service providers to the customers; and

(iii)        properly disclaiming Tianjin Daojia’s liability for any service provider’s service or actions and drawing the customers’ attention to such disclaimer clause in a clear and prominent manner.

(d)          adopt by the Closing an anti-corruption and anti-bribery company-wide policy in substantially the form and substance as set forth in Exhibit L hereto.

(e)          refrain from conducting any nominal registration of any vehicle owned by a service provider in the “inside city transportation” business line under the name of Tianjin Daojia or any of its branches or subsidiaries, except and only to the extent (i) it is necessary for Tianjin Daojia’s or its branches’ or subsidiaries’ application for Road Transportation Operation License (道路运输经营许可证) and (ii) the nominal registration of vehicles under each of the name of Tianjin Daojia or any of its branches or subsidiaries shall be no more than 10 vehicles at any time.

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Section 6.07         ICP License.

The Group Companies and the Management Shareholders shall procure that Tianjin Daojia obtains by December 31, 2015 the Internet Content Provider License (电信与信息服务业务经营许可证) and Value-added Telecommunications Service Business Operating Permit (增值电信业务经营许可证) issued by the Ministry of Industry and Information Technology of the PRC or its competent local office which is necessary for the conduct of the Business.

Section 6.08         Appointment of Directors.

The Company shall duly appoint the director nominated by Taobao China Holding Limited (“Alibaba”) upon the Closing. At the election of the Majority Series A Investor (as defined in the Shareholders Agreement) pursuant to Section 1.2(f) of the Shareholders Agreement, the Group Companies shall provide director appointment letters to the Investors showing that the board of directors of each of Tianjin Daojia, the WFOE and Daojia HK has been re-constituted in accordance with the Shareholders Agreement.

Section 6.09         Nominee Shareholders of Tianjin Daojia.

Each of the Warrantors and Management Shareholders agrees that upon request by Alibaba, it shall cause Tianjin Daojia to issue new equity interest to such entity designated by Alibaba (the “Alibaba Nominee Shareholder”) so that the Alibaba Nominee Shareholder will hold the same percentage of equity interest in Tianjin Daojia as Alibaba holds in the Company immediately following the Closing; provided that (i) the Warrantors and Management Shareholders shall use their best efforts to procure that any such new equity issuance to the Alibaba Nominee Shareholder shall be implemented without material cost to Alibaba or the Alibaba Nominee Shareholder and (ii) Alibaba shall procure the Alibaba Nominee Shareholder to enter into and comply with the amended Control Agreements. The Group Companies shall provide (a) an updated company register with company stamp and the stamp of the relevant Administration for Industry and Commerce reflecting the Alibaba Nominee Shareholder as an additional shareholder, (b) the amended Control Agreements that reflect the change to the shareholding of Tianjin Daojia and (c) the certification documents from the relevant Administration for Industry and Commerce reflecting that the share pledges in connection with the amended Control Agreements that reflect the change of the shareholding of Tianjin Daojia have been duly registered promptly following such equity transfer and in any event no later than thirty (30) business days thereafter.

Article VII

CONDITIONS TO THE INVESTORS’ OBLIGATIONS AT CLOSING

The obligation of each Investor (or New Investor, as applicable) to purchase the Purchased Shares at the Closing is subject to the fulfillment, in a form satisfactory to such Investor (or waiver thereof by such Investor (or New Investor, as applicable)) on or prior to the Closing, of the following conditions:

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Section 7.01         Representations and Warranties True and Correct.

Each of the representations and warranties made by the Warrantors in Article III hereof and the representations and warranties made by the applicable Management Shareholders in Article IV hereof shall be true, correct and complete as of the date hereof and as of the Closing with the same force and effect as if they had been made on and as of such date (except to the extent that any such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true, correct and complete only as of such earlier date).

Section 7.02         Performance of Obligations.

Each Group Company and Management Shareholder shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by it on or before the Closing.

Section 7.03         Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incidental to such transactions shall be satisfactory in substance and form to the New Investors, and the New Investors shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

Section 7.04         Approvals and Waivers.

Any and all approvals, consents and waivers necessary for consummation of the transactions that shall be completed at or prior to the Closing as contemplated by this Agreement and the other Transaction Documents, including, but not limited to, (i) all Approvals of any Governmental Authority, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares at the Closing shall have been duly obtained and effective as of the Closing.

Section 7.05         Amendment to Constitutional Documents.

The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board and its shareholders and, shall have been duly registered with the British Virgin Islands Registry of Corporate Affairs and shall be in full force and effect.

Section 7.06         Appointment of Directors.

The Company’s Restated Articles shall provide that the Board shall consist of individuals elected or appointed in accordance with the Shareholders Agreement and the Restated Articles.

Section 7.07         Execution of Shareholders Agreement.

The Company shall have delivered to the Investors the Shareholders Agreement, duly executed by the Company, all other applicable Group Companies and all other parties thereto (except for the Investors).

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Section 7.08         Indemnification Agreements.

The Company shall have entered into an indemnification agreement with each of the directors appointed or to be appointed by the Investors in the form attached as Exhibit D hereto.

Section 7.09         Spinoff Plan; Compliance.

The necessary parties to the Spinoff Plan shall have completed all the items in Part二, subsections 1A, 2.2A, 3.2.1A,3.2.2A, 4.1A, 4.2A, 4.3A and 5A of the Spinoff Plan (the “Milestone Items”) on terms satisfactory to the New Investors, and shall have delivered evidence satisfactory to the New Investors that the Milestone Items have been completed.

Section 7.10         Business Cooperation Agreement.

The Company and other applicable Group Companies shall have entered into a business cooperation agreement with 58.com with respect to the Spinoff in the form attached as Exhibit E hereto (the “Business Cooperation Agreement”).

Section 7.11         Strategic Cooperation Agreement.

The Company and other applicable Group Companies shall have entered into a strategic cooperation agreement with Alibaba or an Affiliate in the form attached as Exhibit F hereto (the “Strategic Cooperation Agreement”).

Section 7.12         Closing Certificate.

The chief executive officer of the Company shall have executed and delivered to the Investors at the Closing a certificate dated as of the Closing (a) certifying that (i) the conditions specified in this Article VII have been fulfilled as of the Closing, (ii) all corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incidental thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents, have been completed, and each Group Company shall have delivered to the Investors all such counterpart copies of such documents as the Investors may reasonably request, (iii) there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets, or condition of the Group Companies since the date of this Agreement and (b) attaching thereto (x) the Constitutional Documents of the Group Companies as then in effect, (y) copies of all resolutions adopted by the shareholders of the Company and the Board related to the transactions contemplated hereby, and (z) good standing or equivalent certificates with respect to the Company from the applicable authority(ies) in the British Virgin Islands dated no more than five (5) days prior to the Closing.

Section 7.13         Business Plan.

The Company shall have approved, and delivered to the Investors, the business plan and budget of the Group Companies for the remainder of calendar year 2015 and calendar year 2016 in the form attached to the Shareholders Agreement (the “Business Plan”).

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Section 7.14         Employment Agreements.

(a) Each of Bai Ou, Li Ying and Guo Yi shall have entered into an employment agreement with the Company substantially in the form of Exhibit G attached hereto, (b) Chen Xiaohua shall have entered into an employment agreement with the Company on terms and conditions substantially identical to his current employment agreement with 58.com except that in the non-compete agreement the non-compete industry shall be the “life service industry (生活服务类行业)”, and the non-compete period shall be 24 months, and the Company shall have delivered to the Investors copies of the same.

Section 7.15         No Material Adverse Effect.

There shall have been no Material Adverse Effect since the date of this Agreement.

Section 7.16         No Litigation

No Action shall have been instituted or threatened or claim or demand made against any Group Company, Management Shareholder or Investor seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated by this Agreement or any other Transaction Document, and there shall not be in effect any order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

Section 7.17         Opinions of Counsel.

The Investors shall have received:

(i)          from Han Kun Law Offices, PRC counsel for the Company, an opinion, dated as of the Closing, in the form attached as Exhibit H-1 hereto; and

(ii)         from Conyers Dill & Pearman, British Virgin Islands counsel for the Company, an opinion, dated as of the Closing, in the form attached as Exhibit H-2 hereto.

Section 7.18         Approval by Investment Committee.

Each New Investor shall have received approval, if required, from its board or investment committee for entry into the transactions contemplated hereunder.

Section 7.19         Consent and Waiver from Ohio River.

Alibaba shall have received from the Company a consent and waiver by Ohio River in substantially the form and substance of Exhibit K hereto.

Section 7.20         Compliance Policy.

The Company shall have adopted the anti-bribery and corruption policies in substantially the form and substance as set forth in Exhibit L hereto.

Section 7.21         58.com Non-Compete. 58.com shall have entered into a non-compete agreement (the “58.com Non-Compete”) with the Company regarding the operation, by 58.com or any of its controlled Affiliates, of a transaction platform (i.e., a platform that allows for both the initiation and settlement of transactions) in any of the following three areas: 家政, 美甲and速运, satisfactory in substance and form to the New Investors.

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Article VIII

CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement at the Closing with respect to the Investors are subject to the fulfillment, on or prior to the Closing of the following conditions:

Section 8.01         Representations and Warranties.

The representations and warranties of the Investors contained in Article V hereof shall be true and correct as of the date hereof and as of the Closing with the same force and effect as if they had been made on and as of such date (except to the extent that any such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true, correct and complete only as of such earlier date).

Section 8.02         Execution of Transaction Documents.

The Investors shall have duly executed and delivered to the Group Companies and Management Shareholders the Transaction Documents to which they are parties.

Section 8.03         Execution of the Strategic Cooperation Agreement.

Alibaba or an Affiliate shall have entered into the Strategic Cooperation Agreement with the Company and other applicable Group Companies.

Article IX

MISCELLANEOUS

Section 9.01         Indemnity.

(a)          The representations and warranties of the Warrantors and the Management Shareholders contained in this Agreement shall survive the Closing until the date that is eighteen (18) months following the date of the Closing; provided, however, that the representations and warranties (i) of the Warrantors set forth in Sections 3.01 to 3.06 and 3.19(b), (ii) of the Management Shareholders set forth in Sections 4.01 to 4.04 shall survive the Closing indefinitely and (iii) representations and warranties of the Warrantors set forth in Section 3.22 shall survive until sixty (60) days after the expiration of the applicable statute of limitations. The covenants and other agreements of the Warrantors and the Management Shareholders contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement, which shall survive until the date that is eighteen (18) months following the date of the Closing; provided that, for the avoidance of doubt, the Warrantors’ indemnification obligations in connection with any Indemnifiable Loss resulting from any Indemnified Tax shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations. If a notice of a claim or potential claim with respect to a breach of any representation, warranty, covenant or agreement is asserted in writing and delivered prior to the applicable time set forth above, such representation, warranty, covenant or agreement shall survive in connection with such claim or potential claim until such claim or potential claim is resolved in accordance with the terms of this Article IX. Neither the period of survival nor the liability of the Warrantors or the Management Shareholders with respect to their respective representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or on behalf of any Investor.

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(b)          The Warrantors shall jointly and severally indemnify and hold harmless the Investors, the Investors’ Representatives, Affiliates, successors and permitted assigns (each an “Indemnitee”), from and against any and all losses, liabilities, claims, deficiencies, demands, damages (excluding any consequential damages except to the extent such damages (x) are not based on any special circumstances of the Person entitled to indemnification and (y) are the natural, probable and reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder, regardless of the form of action through which such damages are sought; provided, that this exclusion shall not apply to indemnity obligations for damages that are awarded by a court of competent jurisdiction in connection with a third party claim), diminution in value, interest, fines, awards, disbursement, expense, obligation, penalty, suit, judgment, settlement or Tax of any kind or nature, including without limitation, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims (together, the “Indemnifiable Losses”) suffered by such Indemnitee, directly or indirectly, as a result of, or based upon or arising from:

(i) any inaccuracy in or breach of any of the representations or warranties made by a Warrantor or a Group Company in this Agreement or any other Transaction Document;

(ii) any breach or nonperformance of any of the covenants or agreements made by a Warrantor or a Group Company in this Agreement or any other Transaction Document;

(iii) any payment, costs or expense actually made or paid by the Group Companies arising from or in connection with any PRC Company failing, prior to the Closing, to establish or maintain social insurance and housing fund accounts for each of its employees or fully contribute into such accounts the amount of social insurance and housing fund required to be paid by such PRC Group Company pursuant to applicable PRC law;

(iv) any Indemnified Taxes; and

(v) any of the matters set forth in Schedule 9.01.

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“Indemnified Taxes” means (A) any Taxes imposed on or with respect to any Group Company in connection with the issuance of the Purchased Shares or the Spinoff, (B) any Taxes imposed on any Group Company for any tax period ending on or before the Closing Date (or for any portion of a Straddle Period ending on the Closing Date), (C) any Taxes resulting from any Taxes imposed on any of the Group Companies as a result of having been a member of a consolidated, combined or unitary group on or prior to the Closing Date, or (D) any Taxes resulting from (x) the failure of the representations and warranties contained in Section 3.22 to be true and correct in all respects (determined without regard to any qualifications related to materiality contained therein) or (y) the failure to perform any covenant contained in this Agreement with respect to Taxes. “Straddle Period” means any tax period beginning before and ending after the Closing Date. For purposes of the foregoing, in the case of a Straddle Period, the amount of any Tax based on or measured by income or receipts or imposed in connection with any transaction of any of the Group Companies that is allocable to the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which any of the Group Companies holds a beneficial interest shall be deemed to terminate at such time), and the amount of any other Tax of any of the Group Companies that is allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of days in the entire Straddle Period.

(c)          Each Management Shareholder shall severally and not jointly indemnify and hold harmless the Indemnitees from and against any and all Indemnifiable Losses suffered by such Indemnitee, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements in this Agreement or any other Transaction Document made by such Management Shareholder.

(d)          Subject to the last sentence of this Section 9.01(d), (i) in no event shall the aggregate liability of the Warrantors and the Management Shareholders towards the Indemnitees under this Agreement exceed one hundred percent (100%) of the aggregate Purchase Price received by the Company and (ii) in no event shall the aggregate liability of each Management Shareholder towards the Indemnitees under this Agreement exceed the higher of (x) US$10 million and (y) the then Fair Market Value of one percent (1%) of the outstanding shares of the Company, as determined by the Company’s board of directors (including the affirmative vote of the Series A Director). For purposes of the foregoing, “Fair Market Value” means the price at which 100% of the Company’s outstanding shares are likely to be sold in an arm’s-length transaction between a willing and able buyer and a willing and able seller, neither of which is an Affiliate of the other, based on market conditions prevailing at the time, but excluding any reference to control premium, minority discounts or any transaction fees or expenses. Nothing in this Section 9.01(d) shall have the effect of limiting or restricting any liability arising as a result of any fraud or willful misconduct.

(e)          Each of the Warrantors agrees that in assessing the amount of Indemnifiable Loss for any inaccuracy in or breach or nonperformance of any representation, warranty, covenant or agreement pursuant to Section 9.01(b), there shall be taken into account that an Investor shall be entitled to be compensated for, but not limited to, the decrease in value (including loss of bargain) of all Purchased Shares held by such Investor as a result of such inaccuracy, breach or nonperformance.

(f)          Exclusive Remedy. Following the Closing, and subject to Section 9.19, the indemnification provisions of Section 9.01 shall be the exclusive remedy for any breach of this Agreement by the Warrantors and the Management Shareholders, other than with respect to any gross negligence, willful misconduct or fraud.

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Section 9.02         Procedure.

Any Indemnitee seeking indemnification with respect to any Indemnifiable Loss (an “Indemnified Party”) shall give notice to the party required to provide indemnity hereunder (the “Indemnifying Party”); provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with Section 9.01. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall, upon the written request of the Indemnified Party, defend actively and diligently at its sole cost and expense any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity under Section 9.01 hereof. The Indemnified Party shall have the right to participate in the defense of any such third party claim, and if in the opinion of counsel to the Indemnified Party there is at any time a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall bear the reasonable costs and expenses of counsel to the Indemnified Party in connection with such third party claim. The Indemnifying Party shall not, without the written consent of the Indemnified Party, compromise or settle any such third party claim or permit a default or consent to entry of any judgment unless the claimant or claimants and the Indemnifying Party provide to the Indemnified Party an unqualified release from all liability in respect of the third party claim. If, after a request to defend any action or proceeding, the Indemnifying Party neglects to defend diligently the Indemnified Party, a recovery against the Indemnified Party and costs and expenses arising from defending such action or proceeding suffered by it, shall be conclusive in its favor against the Indemnifying Party.

Section 9.03         Governing Law.

This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong without regard to principles of conflicts of law thereunder.

Section 9.04         Successors and Assigns.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such provisions. Notwithstanding anything contrary in this Agreement, this Agreement and the rights and obligations herein shall not be assigned or transferred without the mutual written consent of the Investors and the Company; provided, however, each Investor may assign or transfer its rights and obligations herein to (A) its partners or former partners in accordance with partnership interests, (B) a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of such Investor, (C) its members or former members in accordance with their interest in the limited liability company, or (D) any of its Affiliates; provided that in each case the transferee will agree by executing a Deed of Adherence in the form attached hereto as Exhibit J to be subject to the terms of this Agreement to the same extent as if it were an original Investor hereunder. For purposes of this Section 9.04, “Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of any Investor, shall include any Person who holds shares as a nominee for such Investor, and (c) in respect of any Investor, shall also include (i) any shareholder of such Investor, (ii) any entity or individual which has a direct and indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Investor, its shareholder, the general partner or the fund manager of such Investor or its shareholder, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals. “Person” shall mean any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity. “Control” shall mean the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing. For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of the Company.

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Section 9.05         Entire Agreement.

This Agreement, the Shareholders Agreement, other Transaction Documents and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

Section 9.06         Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit J hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit J; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit J with next business day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.06 by giving, the other parties written notice of the new address in the manner set forth above.

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Section 9.07         Amendments.

Any term of this Agreement may be amended only with the written consent of the Company and the Investors. Notwithstanding the foregoing, no amendment of any term of this Agreement shall adversely affect in any material way the interest of any Management Shareholder without the prior written consent of such Management Shareholder.

Section 9.08         Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Warrantor or Investor, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Warrantor or Investor, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Warrantor or Investor of any breach of default under this Agreement or any waiver on the part of any Warrantor or Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Warrantors and the Investors shall be cumulative and not alternative.

Section 9.09         Finder’s Fees.

Each party represents and warrants to the other parties hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the other parties hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

Section 9.10         Interpretation; Titles and Subtitles.

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. Any representations, warranties, covenants or agreements by a Management Shareholder are given jointly and severally by the individual Management Shareholder and applicable SPV owned by such individual Management Shareholder.

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Section 9.11         Counterparts.

This Agreement may be executed in one or more counterparts and may be delivered by electronic or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Facsimile, e-mail or other electronic signatures shall have the same legal effect as original signatures.

Section 9.12         Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

Section 9.13         Confidentiality and Non-Disclosure.

(a)          Disclosure of Terms. Unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, the terms and conditions of this Agreement, all Transaction Documents and all exhibits attached to such agreements (collectively, the “Financing Terms”) and all non-public records, books, contracts, instruments, computer data and other data and information concerning the other parties furnished to it by such other parties or their representatives pursuant to this Agreement (together with the Financing Terms collectively, “Confidential Information”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party (other than the Affiliates, directors, officers, employees, advisors and other representatives of a party or its Affiliates on a need-to-know basis) without prior written consent of the other parties except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources on a non-confidential basis by the party to which it was furnished.

(b)          Permitted Disclosures. Notwithstanding the foregoing, (i) any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities have the need to know such information and are subject to appropriate nondisclosure obligations, (ii) each Investor may disclose any of the Financing Terms to its fund manager and the employees thereof so long as such persons are under appropriate nondisclosure obligations and (iii) the Company may disclose any of the Financing Terms to Ohio River to the extent necessary for obtaining the consent and waiver required hereunder.

(c)          Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and any other Transaction Documents, any of the exhibits attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 9.13, such party (the “Disclosing Party”) shall (to the extent that it is able and permitted to do so in compliance with the relevant law or requirement) within a reasonable time before making such disclosure, promptly consult with the other parties (the “Non-Disclosing Parties”) and use all reasonable efforts (and cooperate with the other parties’ efforts) to obtain confidential treatment of the materials so disclosed. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

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(d)          Other Information. The provisions of this Section 9.13 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

(e)          Notices. All notices required under this Section 9.13 shall be made pursuant to Section 9.06 of this Agreement.

Section 9.14         Further Assurances.

Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

Section 9.15         Dispute Resolution.

(a)          Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 9.15(b) shall apply.

(b)          Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this subsection (b). There shall be a panel of three (3) arbitrators. The New Investors shall appoint one (1) arbitrator, the Company shall appoint one (1) arbitrator, and the third arbitrator shall be appointed by the HKIAC.   The arbitral proceedings shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto.

Section 9.16         Termination.

(a)          Termination before the Closing. This Agreement may be terminated prior to the Closing (i) by mutual written consent of the Company and each of the Investors or (ii) by written notice from the New Investors to the Company if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of any Warrantor, Group Company or Management Shareholder, and such breach, if curable, has not been cured within ten (10) days of such notice.

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(b)          Effects of Termination. If this Agreement is terminated as provided under this Section 9.16, this Agreement will be of no further force or effect upon termination; provided that (i) the termination will not relieve any party from any liability for any antecedent breach of this Agreement, and (ii) Sections 9.03, 9.12, 9.13, 9.15 and 9.17 shall survive the termination of this Agreement.

Section 9.17         Legal Fees and Expenses.

All costs and expenses incurred by any party hereto in connection with this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided that, in the event the Closing occurs, the Company shall bear its own legal fees and expenses and shall pay the reasonable legal, financial and other costs and expenses in connection with the transactions contemplated by the Transaction Documents not to exceed US$500,000 in the aggregate incurred and reasonably documented by Alibaba and WOFA Trading and Holdings Limited, on a pro rata basis in accordance with the following ownership of the Purchased Shares immediately after the Closing as set forth on Schedule A hereto: (a) in case of Alibaba, the ownership of the Purchased Shares of Alibaba and (b) in case of WOFA Trading and Holdings Limited, the aggregate ownership of the Purchased Shares of WOFA Trading and Holdings Limited and Home Giant Holdings Limited.

Section 9.18         Affiliated Parties.

For purposes of determining rights pursuant to any share thresholds set forth in this Agreement, an Investor shall be entitled to aggregate all shares held by affiliated funds and constituent partners and members.

Section 9.19         Specific Performance.

The parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof. It is accordingly agreed that the terms and provisions of this agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 9.20         No Double Recovery.

No Indemnified Party shall be entitled to recover under this Agreement more than once in respect of the same Indemnifiable Losses suffered.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Daojia HK:
THE COMPANY:
For and on behalf of
For and on behalf of		58 Daojia Holdings Limited
58 Daojia Inc.
		By:	/s/ YAO Jinbo
By:	/s/ CHEN Xiaohua	Name:	YAO Jinbo
Name:	CHEN Xiaohua	Title:	Director
Title:	CEO

WFOE:		Tianjin Daojia:

Beijing 58 Daojia Information Technology Co., Ltd		Tianjin 58 Daojia Life Services Co., Ltd.
(北京五八到家信息技朮有限公司)		(天津五八到家生活服务有限公司)

By:	/s/ YAO Jinbo	By:	/s/ YAO Jinbo
Name:	YAO Jinbo	Name:	YAO Jinbo
Title:	Director	Title:	Director

SIGNATURE PAGE TO THE SERIES A PREFERRED SHARES Subscription AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

/s/ Chen Xiaohua	/s/ Bai Ou
Chen Xiaohua	Bai Ou

/s/ Yao Jinbo
Yao Jinbo

For and on behalf of		For and on behalf of
Trumpway Limited		Cloud Knight Holdings Limited

By:	/s/ Chen Xiaohua	By:	/s/ Bai Ou
Name:	Chen Xiaohua	Name:	Bai Ou
Title:	Director	Title:	Director

For and on behalf of
Nihao China Corporation

By:	/s/ Jinbo Yao
Name:	Jinbo Yao
Title:	Director

SIGNATURE PAGE TO THE SERIES A PREFERRED SHARES Subscription AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

For and on behalf of

58.com Inc.

By:	/s/ Jinbo Yao
Name:	Jinbo Yao
Title: Chairman of the Board and Chief Executive Officer

SIGNATURE PAGE TO THE SERIES A PREFERRED SHARES Subscription AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR:

Taobao China Holding Limited

By:	/s/ Timothy Alexander Steinert
Name:	Timothy Alexander Steinert
Title:	Authorized Signatory

SIGNATURE PAGE TO THE SERIES A PREFERRED SHARES Subscription AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR:

WOFA Trading and Holdings Limited

By:	/s/ Lillian Yuen Ming Leong
Name:	Lillian Yuen Ming Leong
Title:	Director

SIGNATURE PAGE TO THE SERIES A PREFERRED SHARES Subscription AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR:

Pingan EPOCH Limited Partnership

By:	/s/ Yu Le
Name:	YU Le
Title:	Managing Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR:

Home Giant Holdings Limited

By:	/s/ Zhengyu Wu
Name:	ZHENGYU WU
Title:	Director